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Exhibit (a)(1)(E)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
Symmetricom, Inc.
at
$7.18 NET PER SHARE
Pursuant to the Offer to Purchase dated October 28, 2013
by
PETT Acquisition Corp.
a wholly owned subsidiary of
Microsemi Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF NOVEMBER 25, 2013,
UNLESS THE OFFER IS EXTENDED.

October 28, 2013

        To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by PETT Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Microsemi Corporation, a Delaware corporation, to act as Dealer Manager in connection with the Purchaser's offer to purchase (the "Offer") all outstanding shares of common stock, par value $0.0001 per share (the "Company Shares"), of Symmetricom, Inc., a Delaware corporation, at a purchase price of $7.18 per Company Share, net to the tendering stockholder in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 28, 2013 (the "Offer to Purchase"), and the related Letter of Transmittal enclosed herewith.

        For your information and for forwarding to your clients for whom you hold Company Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     The Offer to Purchase;

        2.     The Letter of Transmittal for your use in accepting the Offer and tendering Company Shares and for the information of your clients, together with an IRS Form W-9 with instructions providing information relating to backup federal income tax withholding;

        3.     A Notice of Guaranteed Delivery to be used to accept the Offer if the certificate(s) for the Company Shares ("Share Certificates") and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

        4.     A form of letter which may be sent to your clients for whose accounts you hold Company Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

        5.     A return envelope addressed to the Depositary for your use only.

        Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

        We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at the end of November 25, 2013, unless the Offer is extended. Previously tendered Company Shares may be withdrawn at any time until the Offer has expired and, if the Purchaser has not accepted such Company Shares for payment by the end of November 25, 2013, such Company Shares may be withdrawn at any time after that date until the Purchaser accepts Company Shares for payment.

        For Company Shares to be properly tendered pursuant to the Offer, (a) the Share Certificates or confirmation of receipt of such Company Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an "Agent's Message" (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

        The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Company Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Company Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent (as defined in the Offer to Purchase) or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
Georgeson Securities Corporation

        Nothing contained herein or in the enclosed documents shall render you the agent of the Purchaser, the Dealer Manager, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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  Exhibit (a)(1)(E)
Offer To Purchase For Cash All Outstanding Shares of Common Stock of Symmetricom, Inc. at $7.18 NET PER SHARE Pursuant to the Offer to Purchase dated October 28, 2013 by PETT Acquisition Corp. a wholly owned subsidiary of Microsemi Corporation